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                                                                 EXHIBIT 23-(1)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-64776 and Form S-8 No. 333-12475) pertaining to the Long Term Incentive Plan of Transocean Offshore Inc. (formerly Sonat Offshore Drilling Inc.) and the Registration Statement (Form S-8 No. 33-66036) pertaining to the Sonat Offshore Drilling Savings Plan of Sonat Offshore Drilling Inc. of our report dated February 3, 1997, except for Note 19, as to which the date is March 13, 1997, with respect to the consolidated financial statements of Transocean Offshore Inc. included in the Form 10-K for the year ended December 31, 1996.

                                    /s/ Ernst & Young LLP

Houston, Texas
March 18, 1997